Exhibit 99.1

IMMEDIATE RELEASE

GRAHAM CORPORATION REPORTS RECORD REVENUE OF $53.6 MILLION AND

STRONG MARGIN EXPANSION IN SECOND QUARTER FISCAL 2025

•	REVENUE INCREASED 19% TO $53.6 MILLION, DRIVEN BY STRENGTH ACROSS ITS MARKETS

•

MARGIN EXPANSION FUELED BY SALES GROWTH AND EXECUTION: GROSS MARGIN IMPROVED 790 BASIS POINTS TO 23.9% OF SALES, NET MARGIN INCREASED 520 BASIS POINTS TO 6.1% OF SALES, AND ADJUSTED EBITDA[1] MARGIN EXPANDED 550 BASIS POINTS TO 10.5% OF SALES

•	NET INCOME PER DILUTED SHARE WAS $0.30 IN THE SECOND QUARTER; ADJUSTED NET INCOME PER DILUTED SHARE¹ WAS $0.31

•	STRONG ORDERS OF $63.7 MILLION, DRIVEN BY DEMAND FROM DEFENSE, SPACE, AND REFINING, RESULTED IN A BOOK-TO-BILL RATIO OF 1.2X AND A RECORD BACKLOG OF $407 MILLION[2]

•	STRONG BALANCE SHEET WITH NO DEBT, $32.3 MILLION IN CASH, AND ACCESS TO $43 MILLION UNDER ITS REVOLVING CREDIT FACILITY AT QUARTER END TO SUPPORT GROWTH INITIATIVES

•	RAISED FULL YEAR GUIDANCE FOR GROSS MARGIN AND ADJUSTED EBITDA¹ TO REFLECT IMPROVED PROFITABILITY

BATAVIA, NY, November 8, 2024 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries, today reported financial results for its second quarter for the fiscal year ending March 31, 2025 (“fiscal 2025”). Results for the quarter include the P3 Technologies, LLC (“P3”) acquisition, which closed on November 9, 2023.

“Our team’s efforts to diversify and strengthen the business over the past few years are clearly yielding results, as shown by our record second-quarter performance,” commented Daniel J. Thoren, President and Chief Executive Officer. “Strong sales growth in our markets, along with exceptional execution throughout the business, have driven meaningful margin expansion. Our strategic emphasis on higher-margin opportunities and operational efficiencies has been a key driver of this success.”

Mr. Thoren added, “We are also focused on recruiting and retaining top talent, and have initiatives to enhance our supply chain, which helps us to improve performance and manage our risk. These initiatives, along with our strengthened balance sheet, robust orders2, and growing backlog2, we believe positions us well to sustain growth and profitability for the next several years. Importantly, we have raised our full-year adjusted EBITDA guidance, keeping us firmly on track to achieve our FY2027 target of low to mid-teen adjusted EBITDA margins.”

[1]

Adjusted EBITDA margin, Adjusted Net Income per Diluted Share and Adjusted EBITDA are non-GAAP measures. See attached tables and other information on pages 10 and 11 for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Second Quarter Fiscal 2025 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q2 FY25	Q2 FY24	$ Change	% Change
Net sales	$53,563	$45,076	$8,487	19%
Gross profit	$12,799	$7,191	$5,608	78%
Gross margin	23.9%	16.0%		+790 bps
Operating profit	$4,235	$803	$3,432	427%
Operating margin	7.9%	1.8%		+610 bps
Net income	$3,281	$411	$2,870	698%
Net income margin	6.1%	0.9%		+520 bps
Net income per diluted share	$0.30	$0.04	$0.26	650%
Adjusted net income*	$3,414	$754	$2,660	353%
Adjusted net income per diluted share*	$0.31	$0.07	$0.24	343%
Adjusted EBITDA*	$5,615	$2,242	$3,373	150%
Adjusted EBITDA margin*	10.5%	5.0%		+550 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information on pages 10 and 11 for important disclosures regarding Graham’s use of these non-GAAP measures.

Record quarterly net sales of $53.6 million increased 19%, or $8.5 million, and included $0.9 million of incremental sales from P3. Sales to the defense market grew by $5.8 million, or 23%, driven by the expansion of new defense programs, the ramp-up of existing programs, and the timing of key project milestones. Additionally, higher refining and chemical/petrochemical sales contributed $2.2 million to the growth, largely reflecting the timing of capital improvement projects. Aftermarket sales to the refining, chemical/petrochemical, and defense markets of $9.8 million remained strong but were $1.5 million lower than the prior year record levels. See supplemental data for a further breakdown of sales by market and region.

Gross margin expanded 790 basis points to 23.9%, driven by the leverage on higher volume, a favorable mix toward higher margin projects, improved pricing, and better execution. Additionally, gross profit for the quarter benefited $0.4 million, or approximately 80 basis points, due to the $2.1 million grant from the BlueForge Alliance. This grant is reimbursing the Company for the cost of its defense welder training programs in Batavia and related equipment. Graham expects to realize similar gross profit benefits from the grant over the next two quarters, or for the remainder of fiscal 2025.

Selling, general and administrative expense (“SG&A”), including amortization, totaled $9.2 million, or 17.1% of sales, up $2.8 million compared with the prior year. This increase reflects the Company’s continued investments in its operations, employees, and technology. Notable contributors to the increase included $0.4 million of incremental costs related to P3, $0.3 million increase in the supplemental performance bonus for Barber-Nichols employees3, $0.2 million for enterprise resource planning (“ERP”) conversion costs at the Batavia facility, and $0.2 million of incremental research and development expenses. The remainder of the increase in SG&A was primarily related to increased costs associated with the Company’s growth and various other initiatives.

[3]	Supplemental performance bonus is related to the 2021 acquisition of Barber Nichols, LLC. The Barber-Nichols performance bonus expense will be completed at the end of fiscal year 2026.

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Included in other operating income for the second quarter of fiscal 2025 was a $0.6 million reversal of a previously accrued contingent earnout liability for P3. The reversal was not due to any lost orders, but rather a delayed project that extended beyond the earnout period.

Cash Management and Balance Sheet

Cash provided by operating activities totaled $22.6 million for the six month period ending September 30, 2024, nearly double the amount from the comparable period in fiscal 2024. As of September 30, 2024, cash and cash equivalents were $32.3 million, up from $16.9 million at the end of fiscal 2024.

Capital expenditures of $6.5 million for the first six months of fiscal 2025 were focused on capacity expansion and productivity improvements. The Company increased its expected fiscal 2025 capital expenditures to be in the range of $13.0 million to $18.0 million from its previous expectations of $10.0 million to $15.0 million due to a land purchase in Arvada, CO, and plans to build a liquid hydrogen and oxygen testing facility to support future growth and customer needs.

The Company had no debt outstanding at September 30, 2024 with $43 million available on its senior secured revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

(in millions)	Q2 24	Q3 24	Q4 24	FY24	Q1 25	Q2 25	YTD FY25
Orders	$36.5	$123.3	$40.8	$268.4	$55.8	$63.7	$119.4
Backlog	$313.3	$399.2	$390.9	$390.9	$396.8	$407.0	$407.0

Orders for the three-month period ended September 30, 2024, were $63.7 million, resulting in a book-to-bill ratio of 1.2x. Defense orders represented 48% of total orders and included a contract to supply the MK19 air turbine pump for the torpedo ejection system on the Columbia-class submarine. Space orders, which can fluctuate due to the timing of projects, saw a meaningful increase to $13.5 million, which included a contract for the cryogenic recirculation pump that provides thermal conditioning for upper stage engines on launch vehicles in space. Refining orders totaled $10.6 million and were driven by continued strength in aftermarket demand and the timing of new capital projects.

Backlog at quarter end reached a record $407.0 million, up 30% over the prior-year period and up 3% sequentially. Approximately 35% to 45% of orders currently in backlog are expected to be converted to sales in the next twelve months and another 30% to 40% is expected to convert to sales over the following year. The majority of orders expected to convert beyond twelve months are for the defense industry, specifically the U.S. Navy.

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Fiscal 2025 Outlook

The Company’s outlook for 2025 was updated as follows:

(as of November 8, 2024)	Updated Fiscal 2025 Guidance	Previous Guidance
Net Sales	$200 million to $210 million	$200 million to $210 million
Gross Margin	23% to 24% of sales	22% to 23% of sales
SG&A expense (including amortization)(1)	17.0% to 18.0% of sales	16.5% to 17.5% of sales
Adjusted EBITDA(2)	$18.0 million to $21.0 million	$16.5 million to $19.5 million
Effective Tax Rate	20% to 22%	20% to 22%
Capital Expenditures	$13.0 million to $18.0 million	$10.0 million to $15.0 million

(1)	Includes approximately $6.5 million to $7.5 million of BN supplemental performance bonus, equity-based compensation, and ERP conversion costs included in SG&A expense.
(2)

Excludes net interest expense, income taxes, depreciation, and amortization from net income, as well as approximately $2.0 million to $3.0 million of equity-based compensation and ERP conversion costs included in SG&A expense and approximately $0.7 million of acquisition and integration income, net.

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on November 8, 2024 at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Friday, November 15, 2024. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13749103 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “future,” “outlook,” “anticipates,” “believes,” “could,” “guidance,” ”may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

continue to strengthen relationships with customers in the defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Forward-Looking Non-GAAP Measures

Forward-looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2025 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:

Christopher J. Thome	Deborah K. Pawlowski / Craig P. Mychajluk
Vice President - Finance and CFO	Alliance Advisors IR
Phone: (585) 343-2216	716-843-3908 / 716-843-3832
dpawlowski@allianceadvisors.com cmychajluk@allianceadvisors.com

FINANCIAL TABLES FOLLOW.

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$53,563	$45,076	19%	$103,514	$92,645	12%
Cost of products sold	40,764	37,885	8%	78,347	74,477	5%

Gross profit	12,799	7,191	78%	25,167	18,168	39%
Gross margin	23.9%	16.0%		24.3%	19.6%
Operating expenses and income:
Selling, general and administrative	8,723	6,115	43%	17,561	13,134	34%
Selling, general and administrative – amortization	437	273	60%	873	547	60%
Other operating income	(596)	—	NA	(726)	—	NA

Operating profit	4,235	803	427%	7,459	4,487	66%

Operating margin	7.9%	1.8%		7.2%	4.8%
Other expense, net	91	94	(3%)	182	187	(3%)
Interest (income) expense, net	(153)	55	NA	(314)	240	NA

Income before provision for income taxes	4,297	654	557%	7,591	4,060	87%
Provision for income taxes	1,016	243	318%	1,344	1,009	33%

Net income	$3,281	$411	698%	$6,247	$3,051	105%

Per share data:
Basic:
Net income	$0.30	$0.04	650%	$0.57	$0.29	97%

Diluted:
Net income	$0.30	$0.04	650%	$0.57	$0.28	104%

Weighted average common shares outstanding:
Basic	10,887	10,699		10,875	10,675
Diluted	11,024	10,810		10,995	10,761

NA: Not Applicable

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	September 30, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$32,318	$16,939
Trade accounts receivable, net of allowances ($56 and $79 at September 30, and March 31, 2024, respectively)	29,083	44,400
Unbilled revenue	40,730	28,015
Inventories	31,536	33,410
Prepaid expenses and other current assets	4,414	3,561
Income taxes receivable	124	—

Total current assets	138,205	126,325
Property, plant and equipment, net	36,602	32,080
Prepaid pension asset	6,513	6,396
Operating lease assets	6,757	7,306
Goodwill	25,520	25,520
Customer relationships, net	13,729	14,299
Technology and technical know-how, net	10,688	11,065
Other intangible assets, net	7,019	7,181
Deferred income tax asset	2,883	2,983
Other assets	1,614	724

Total assets	$249,530	$233,879

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$20	$20
Accounts payable	21,887	20,788
Accrued compensation	13,097	16,800
Accrued expenses and other current liabilities	5,102	6,666
Customer deposits	86,483	71,987
Operating lease liabilities	1,142	1,237
Income taxes payable	77	715

Total current liabilities	127,808	118,213
Finance lease obligations	57	65
Operating lease liabilities	5,922	6,449
Accrued pension and postretirement benefit liabilities	1,258	1,254
Other long-term liabilities	2,011	2,332

Total liabilities	137,056	128,313

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,064 and 10,993 shares issued and 10,890 and 10,850 shares outstanding at September 30 and March 31, 2024, respectively	1,106	1,099
Capital in excess of par value	33,120	32,015
Retained earnings	88,246	81,999
Accumulated other comprehensive loss	(6,610)	(7,013)
Treasury stock (174 and 143 shares at September 30, and March 31, 2024, respectively)	(3,388)	(2,534)

Total stockholders’ equity	112,474	105,566

Total liabilities and stockholders’ equity	$249,530	$233,879

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2024	2023
Operating activities:
Net income	$6,247	$3,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,721	1,549
Amortization	1,109	891
Amortization of unrecognized prior service cost and actuarial losses	391	421
Amortization of debt issuance costs	—	119
Equity-based compensation expense	778	625
Change in fair value of contingent consideration	(726)	—
Deferred income taxes	2	1,162
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	15,387	(4,947)
Unbilled revenue	(12,746)	4,620
Inventories	1,886	(734)
Prepaid expenses and other current and non-current assets	(1,738)	(1,343)
Income taxes receivable	(124)	(489)
Operating lease assets	643	589
Prepaid pension asset	(117)	(144)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	1,505	(6,451)
Accrued compensation, accrued expenses and other current and non-current liabilities	(4,801)	5
Customer deposits	14,485	13,503
Operating lease liabilities	(623)	(529)
Income taxes payable	(634)	—
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	4	—

Net cash provided by operating activities	22,649	11,898

Investing activities:
Purchase of property, plant and equipment	(6,464)	(3,312)
Proceeds from disposal of property, plant and equipment	—	38
Acquisition of P3 Technologies, LLC	(170)	—

Net cash used by investing activities	(6,634)	(3,274)

Financing activities:
Principal repayments on debt	—	(1,020)
Principal repayments on finance lease obligations	(157)	(147)
Issuance of common stock	334	225
Purchase of treasury stock	(854)	(57)

Net cash used by financing activities	(677)	(999)

Effect of exchange rate changes on cash	41	(82)

Net increase in cash and cash equivalents	15,379	7,543
Cash and cash equivalents at beginning of period	16,939	18,257

Cash and cash equivalents at end of period	$32,318	$25,800

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Graham Corporation

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Net income	$3,281	$411	$6,247	$3,051
Acquisition & integration income	(587)	—	(680)	—
ERP Implementation costs	205	—	547	—
Net interest (income) expense	(153)	55	(314)	240
Income tax expense	1,016	243	1,344	1,009
Equity-based compensation expense	434	332	778	625
Depreciation & amortization	1,419	1,201	2,830	2,440

Adjusted EBITDA(1)	$5,615	$2,242	$10,752	$7,365

Net sales	$53,563	$45,076	$103,514	$92,645
Net income margin	6.1%	0.9%	6.0%	3.3%
Adjusted EBITDA margin	10.5%	5.0%	10.4%	7.9%

(1)

Beginning in the fourth quarter of fiscal 2024, Adjusted EBITDA no longer excludes the Barber-Nichols supplemental performance bonus, but now excludes the impact of non-cash equity-based compensation expense in order to be more consistent with market practice. Prior period results have been adjusted to reflect these changes on a comparable basis. The Barber-Nichols supplemental performance bonus expense was $1.1 million and $2.2 million for the second quarter and first six months of fiscal 2025, respectively, and $0.8 million and $1.6 million for the second quarter and first six months of fiscal 2024, respectively, and will be completed at the end of fiscal year 2026.

Graham Corporation Reports Record Revenue of $53.6 million and Strong Margin Expansion in Second Quarter

Fiscal 2025

November 8, 2024

Graham Corporation

Adjusted Net Income and

Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Net income	$3,281	$411	$6,247	$3,051
Acquisition & integration income	(587)	—	(680)	—
Amortization of intangible assets	555	445	1,109	891
ERP Implementation costs	205	—	547	—
Normalized tax rate(1)	(40)	(102)	(224)	(205)

Adjusted net income(2)	$3,414	$754	$6,999	$3,737

GAAP net income per diluted share	$0.30	$0.04	$0.57	$0.28
Adjusted net income per diluted share(2)	$0.31	$0.07	$0.64	$0.35
Diluted weighted average common shares outstanding	11,024	10,810	10,995	10,761

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate.
(2)

Beginning in the fourth quarter of fiscal 2024, Adjusted Net Income no longer excludes the Barber-Nichols supplemental performance bonus. Prior period results have been adjusted to reflect this change on a comparable basis. The Barber-Nichols performance bonus expense, net-of-tax, was $0.8 million and $1.7 million for the second quarter and first six months of fiscal 2025, respectively, and $0.6 million and $1.2 million for the second quarter and first six months of fiscal 2024, respectively, and will be completed at the end of fiscal year 2026.

Acquisition and Integration (Income) Costs are incremental costs that are directly related to the P3 acquisition. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration. ERP Implementation Costs relate to consulting costs incurred in connection with the new ERP system being implemented throughout our Batavia, N.Y. facility and are not expected to recur once the project is completed.

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